Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway — Corporate Communications
(773) 961-2222
gmogilner@midway.com
MIDWAY TO CANCEL PROJECT IN AUSTIN STUDIO, OPTIMIZE PRODUCT DEVELOPMENT RESOURCES
Studio Will Remain Open To Host Central Outsourcing Group and Two Unnamed Prototype Projects
CHICAGO — August 11, 2008 —Midway Games Inc. (NYSE: MWY) today announced that it has canceled an as-yet-unannounced project in production in its Austin, TX, facility, and as a result Midway will have a reduction in force of a portion of the affected development team. The studio will remain open and will continue to operate both the Company’s Central Outsourcing Group as well as two teams that are working on unnamed prototype projects intended to expand Midway’s portfolio of new intellectual property.
This decision will allow Midway to maximize its development resources and apply manpower and capital to projects with the highest chances of success. The workforce reduction will affect approximately 90 of the 130 people currently employed in the studio. For further details on the reduction and the financial impact, please reference the report filed today on Form 8-K with the Securities and Exchange Commission.
Matt Booty, interim CEO and president of Midway Games Inc. commented, “While this was a very difficult decision, we feel it was the right thing to do for the future of Midway. We view every game as an investment that must meet certain standards for quality, scheduling, and profitability. Midway remains committed to producing the highest quality entertainment, as evidenced by our strong holiday line-up which includes TNA iMPACT!, Blitz: The League II, and Mortal Kombat vs. DC Universe starring a team of MK characters and the most recognizable DC Comics personalities such as Batman, The Joker, and Superman.”
About Midway
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
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